EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), entered into as of this 30th day of May, 2008, by and among U.S. DRY CLEANING CORPORATION, a Delaware corporation (the “Parent”), USDC-TENNESSEE, INC., a California corporation (the “Buyer”), PRESTIGE CLEANERS, INC., a Tennessee corporation (the “Company”), and C. EDWARD MANNIS, an individual (the “Stockholder”).

W I T N E S S E T H:

WHEREAS, the Company is engaged in the retail laundry and dry cleaning business;

WHEREAS, the Stockholder is the record and beneficial owner of all of the issued and outstanding capital stock of the Company (the “Stock”);

WHEREAS, the Buyer, which is a wholly-owned subsidiary of the Parent, desires to acquire the business of the Company pursuant to the Merger hereinafter provided for; and

WHEREAS, the Board of Directors and the sole Stockholder of the Company, the Board of Directors and sole stockholder of the Buyer, and the Board of Directors of the Parent have all authorized and approved the Merger and the consummation of the other transactions contemplated by this Agreement, all on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth, the parties hereby covenant and agree as follows:

1.    THE MERGER.

1.1    The Merger.  On the Closing Date, and in accordance with the provisions of this Agreement and the applicable provisions of the California General Corporation Law (“California Law”) and the Tennessee Business Corporation Act (“Tennessee Law”), the Company shall be merged with and into the Buyer (the “Merger”) in accordance with the terms and conditions of this Agreement and articles of merger in form and substance satisfactory to Parent, Buyer, the Company and the Stockholder (the “Articles of Merger”), with the Buyer as the surviving corporation of such Merger (the Buyer being hereinafter sometimes referred to as the “Surviving Corporation”).  Thereupon, the separate existence of the Company shall cease, and the Buyer, as the Surviving Corporation, shall continue its corporate existence under California Law under its current name.

1.2    Effectiveness of the Merger.  On the Closing Date (as such term is hereinafter defined), the Buyer and the Company will cause the executed Articles of Merger to be submitted for filing, and to be filed, with the California Secretary of State and the Tennessee Secretary of State; provided, however, notwithstanding that the effective filing date of the Articles of Merger may be subsequent to the Closing Date, the Buyer’s acquisition of the Company shall be effective and be deemed to have occurred on and as of the Closing Date.

1.3    Effect of the Merger.  Upon the filing of the Articles of Merger, (a) the Surviving Corporation shall own and possess all assets and property of every kind and description, and every interest therein, wherever located, and all rights, privileges, immunities, powers, franchises and authority of a public as well as of a private nature, of each of the Buyer and the Company (the “Constituent Corporations”), and all obligations owed to, belonging to or due to each of the Constituent Corporations, all of which shall be vested in the Surviving Corporation pursuant to California Law without further act or deed, and (b) the Surviving Corporation shall be liable for all claims, liabilities and obligations of the Constituent Corporations, all of which shall become and remain the obligations of the Surviving Corporation pursuant to California Law without further act or deed.

1.4    Surviving Corporation.  Upon the filing of the Articles of Merger, the Articles of Incorporation, By-Laws, directors and officers of the Surviving Corporation shall be identical to those of the Buyer as in effect immediately prior to the effectiveness of the Merger.

1.5    Status and Conversion of Shares.  Upon the effectiveness of the Merger:

(a)    Each share of capital stock of the Company held by the Company as treasury stock immediately prior to the effectiveness of the Merger shall be cancelled and extinguished, and no payment or issuance of any consideration shall be payable or shall be made in respect thereof;

(b)    Each share of capital stock of the Buyer outstanding immediately prior to the effectiveness of the Merger shall remain one (1) outstanding share of common stock of the Surviving Corporation; and

(c)    The shares of the Stock of the Company outstanding immediately prior to the effectiveness of the Merger shall be cancelled and extinguished and converted into the right to receive the Merger Consideration payable pursuant to Section 2 below, which Merger Consideration shall be paid and delivered to the Stockholder in accordance with Section 2 below following (i) surrender to the Buyer on the Closing Date of the certificates representing all of the outstanding Stock (all of which shall be delivered free and clear of any and all pledges, liens, claims, charges, options, calls, encumbrances, restrictions and assessments whatsoever, except any restrictions which may be created by operation of state or federal securities laws), and (ii) the execution and delivery of those additional agreements described in Section 7 below.

1.6    Books and Records.  On the Closing Date, the Stockholder shall deliver, and shall cause the Company to deliver, to the Buyer all of the stock books, records and minute books of the Company, all financial and accounting books and records of the Company, and all referral, client, customer and sales records of the Company.

2.    MERGER CONSIDERATION.

2.1    Merger Consideration.

(a)           The aggregate consideration receivable by the Stockholder in the Merger in respect of all of the outstanding Stock (the “Merger Consideration”) shall consist of an aggregate of (i) a number of shares of common stock of the Parent (“Parent Shares”) equal to (A) $2,850,000, divided by (B) the average of the closing prices of the Parent’s common stock as quoted by the OTC Bulletin Board (and reported on Yahoo Finance!) for the five (5) consecutive trading days ended on the trading day immediately prior to the Closing Date (the “Closing Stock Price”), (ii) the cash sum of $3,550,000, subject to adjustment in accordance with Section 2.1(c) below, and (iii) an 8% secured convertible promissory note in the amount of $700,000 (the “Note”), as described in Section 2.1(d) below.

(b)    The stock certificate representing the Parent Shares issuable pursuant to Section 2.1(a)(i) shall be delivered to the Stockholder or his designee (as set forth in Schedule 2.1(a)(i)) within five (5) business days after the Closing Date (or as soon thereafter as the Parent’s transfer agent can furnish the certificate representing such Parent Shares without undue expense).

(c)    Subject to Section 2.1(e) below, the cash payment to be made pursuant to Section 2.1(a)(ii) shall be paid by the Buyer to the Stockholder or his designee on the Closing Date by wire transfer of immediately available funds to the account set forth in Schedule 2.1(a)(ii) annexed hereto.  Such cash payment shall be adjusted on the Closing Date dollar for dollar up or down if any debt is assumed by the Buyer at the Closing, excluding Current Liabilities listed in Schedule 2.1(a)(ii) annexed hereto.  Such cash payment shall be adjusted on the date that is ninety (90) days after the Closing Date (the “Working Capital Adjustment Date”) dollar for dollar up or down if the Company’s Net Working Capital (as defined) on the Closing Date is not equal to $1.00.  If Net Working Capital on the Closing Date is less than $1.00, the Stockholder shall pay to the Buyer on the Working Capital Adjustment Date by certified or cashiers check or by bank wire transfer a sum equal to the amount by which Net Working Capital on the Closing Date is less than $1.00.  If Net Working Capital on the Closing Date is more than $1.00, the Buyer shall pay to the Stockholder on the Working Capital Adjustment Date by certified or cashiers check or by bank wire transfer a sum equal to the amount by which Net Working Capital on the Closing Date is more than $1.00.  As used herein, “Net Working Capital” means the Company’s current assets less its current liabilities (examples of sample categories of current assets and current liabilities are provided in Schedule 2.1(a)(ii)).  For purposes of the adjustments contemplated by this Section 2.1(c), only one-half (1/2) of the debt incurred by the Company in connection with the November 2007 acquisition of two delivery trucks described on Schedule 2.1(c) will be deducted from the cash payment to be made pursuant to Section 2.1(a)(ii).

(d)    The Note made pursuant to Section 2(a)(iii) by the Buyer shall be delivered to the Stockholder or his designee on the Closing Date and shall be in substantially the form of Exhibit B annexed hereto.  The Note shall be secured by a Security Agreement in substantially the form of Exhibit C annexed hereto.  The Note shall (i) mature on the first anniversary of the Closing Date, (ii) be secured by a first priority lien in and to the current assets of the Buyer (and its successor(s), if any) and any after-acquired assets of the same type and nature of the Buyer, and (iii) be convertible prior to its maturity date at the then current market price, (A) at the option of the Stockholder, if the average trailing stock price of the Parent’s common stock for at least five (5) trading days is equal to or greater than the Closing Stock Price multiplied by 1.10, or (B) at the option of the Parent, if the average trailing stock price of the Parent’s common stock for at least five (5) trading days is equal to or greater than the Closing Stock Price multiplied by 1.20, and the common stock into which the Note is convertible is registered with the SEC or otherwise saleable pursuant to Rule 144 under the Securities Act of 1933, as amended.  For purposes of conversion of the Note into the Parent’s common stock, the then current market price with respect to determining the price for conversion of the Note shall be determined based on the average of the opening and closing share prices for the five (5) trading days prior to the day of the conversion of the Note; provided, that if the Note is converted by the Buyer, the conversion price will be no less than the Closing Stock Price multiplied by 1.20.

(e)    On the date of execution and delivery of this Agreement by the parties hereto, the Parent shall deposit, or cause to be deposited, with the Stockholder the amount of $100,000 (by wire transfer of immediately available funds to the account designated by the Stockholder), as a partial advance of the cash component of the Merger Consideration.  Such advance shall be credited against the Merger Consideration on the Closing Date.  In the event that the Closing does not occur as contemplated hereunder, such advance shall be retained by the Stockholder, provided that such advance shall promptly be returned by the Company to the Parent upon, and in accordance with, the Parent’s written direction given at any time prior to the Closing, if (i) the Stockholder or the Company has failed to comply with its obligations hereunder or has otherwise delayed or prevented the Closing or (ii) a Material Adverse Event has occurred.  For the purposes of the forgoing, “Material Adverse Event” means an event that has had, or would reasonably be expected to have, a material adverse effect on (x) the business, operations, affairs, financial condition, assets, properties or prospects of the Company, or (y) the ability of the Stockholder or the Company to perform its obligations under this Agreement and/or to consummate the transactions contemplated hereby.

2.2    Stockholder Loan.  On the Working Capital Adjustment Date, the Buyer shall loan to the Stockholder the principal amount of $250,000 pursuant to a non-recourse promissory note bearing interest at 8% per year, with all principal and interest due and payable on the second anniversary of the Closing Date, and secured by shares of the Parent’s common stock received by the Stockholder pursuant to Section 2.1(a)(i) with a value equal to $250,000 based on the Closing Stock Price (the “Collateral Shares”).  The Collateral Shares shall be held by the Buyer following the Closing until the loan is repaid in full.  In the event the average trailing stock price for a minimum of five (5) trading days equals or exceeds 110% of the Closing Stock Price, the Stockholder shall promptly, at his option, either (i) sell the Collateral Shares and repay the Note with all such sale proceeds or (ii) the Buyer shall surrender and redeem a portion of the Collateral Shares having a value equal to $250,000, in either case with all amounts to be applied first to accrued interest and then to principal until the Note is finally repaid in full.

3.    REORGANIZATION.

3.1    Tax-Free Reorganization.  The parties intend that the transactions pursuant to this Agreement qualify, to the maximum extent possible within the terms hereof, as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the parties shall report these transactions and otherwise conduct their affairs so as to give effect to such intention.

4.    REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER.

In connection with the Merger, and in order to induce the Parent and the Buyer to enter into this Agreement and to consummate the Merger, the Stockholder hereby represents and warrants to the Parent and the Buyer as follows:

4.1    Title to the Stock.  The Stock consists of one hundred (100) shares of common stock, all of which are owned beneficially and of record by the Stockholder.  The Stockholder has good, valid and marketable title to all of the Stock, all of which has been duly authorized and validly issued and is fully paid and non-assessable, and is free and clear of all pledges, liens, claims, charges, options, calls, encumbrances, restrictions and assessments whatsoever, except any restrictions which may be created by operation of state or federal securities laws.

4.2    Valid and Binding Agreement.  The execution, delivery and performance of this Agreement, and the consummation of the Merger and the other transactions contemplated hereby, by the Company have been duly and validly authorized by the Board of Directors and the Stockholder of the Company; and the Company and the Stockholder have full legal right, power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder, and to consummate the transactions contemplated hereby.  This Agreement constitutes the legal, valid and binding obligation of the Company and the Stockholder, enforceable against the Company and the Stockholder in accordance with its terms, except to the extent limited by bankruptcy, insolvency, reorganization and other laws affecting creditors’ rights generally, and except that the remedy of specific performance or similar equitable relief is available only at the discretion of the court before which enforcement is sought.

4.3    No Breach of Statute or Contract.  Neither the execution and delivery of this Agreement by the Company or the Stockholder, nor compliance with the terms and provisions of this Agreement on the part of the Company and the Stockholder, will:  (a) to the best of the Stockholder’s knowledge, violate any statute or regulation of any governmental authority, domestic or foreign, affecting the Company or the Stockholder; (b) to the best of the Stockholder’s knowledge, require the issuance of any authorization, license, consent or approval of any federal or state governmental agency; (c) conflict with or result in a breach of the terms, conditions or provisions of any judgment, order, injunction, decree, note, indenture, loan agreement or other agreement or instrument to which the Company or the Stockholder is a party, or by which the Company or the Stockholder is bound, or constitute a default thereunder; or (d) result in the creation or imposition of any further lien or encumbrance on any assets of the Company.

4.4    Organization, Good Standing and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee, with full corporate power and authority to own its assets and conduct its business as owned and conducted on the date hereof.  The Company is not required to be qualified as a foreign corporation under the laws of any jurisdiction.  True and complete copies of the Articles of Incorporation and By-laws of the Company (including all amendments thereto), and a correct and complete list of the officers and directors of the Company, are annexed hereto as Schedule 4.4.

4.5    Capital Structure; Stock Ownership.

(a)    The authorized capital stock of the Company is as set forth in its Articles of Incorporation as included in Schedule 4.4, and the Stock constitutes and represents all of the issued and outstanding capital stock of the Company.  Except for the Stock, no shares of capital stock of the Company are issued or outstanding.

(b)    There are no outstanding subscriptions, options, rights, warrants, convertible securities or other agreements or calls, demands or commitments obligating the Company to issue, transfer or purchase any shares of its capital stock, or obligating the Stockholder to transfer any shares of the Stock.  No shares of capital stock of the Company are in the Company’s treasury, and no shares of capital stock of the Company are reserved for issuance pursuant to stock options, rights, warrants, convertible securities, agreements or other rights to purchase capital stock.

(c)    The Company does not own, directly or indirectly, any stock or other equity securities of any corporation or entity, and does not have any direct or indirect equity or ownership interest in any person, firm, partnership, corporation, venture or business other than the business conducted by the Company.

4.6    Financial Information; Stockholder Guarantees.

(a)    Annexed hereto as Schedule 4.6(a) are true and complete copies of the Company’s tax reports and tax returns filed with the Internal Revenue Service for the tax years ended December 31, 2005, December 31, 2006 and December 31, 2007 (the “Tax Returns”), and unaudited financial information of the Company as of such dates and for the years then ended and as of March 31, 2008 and for the three (3) months then ended (the “Financial Information”).  The Tax Returns and the Financial Information are true, complete and accurate in all material respects, and fairly present the financial condition and results of operations of the Company as of the dates thereof and for the periods covered thereby, in accordance with applicable tax laws and regulations in respect of the Tax Returns, and in accordance with other comprehensive basis of income tax accounting, consistently applied in the case of the Financial Information (subject to non-material audit-type adjustments).  The Financial Information has been prepared from the books and records of the Company, which books and records fairly reflect all transactions to which the Company was and is a party.

(b)    Schedule 4.6(b) annexed hereto contains:  (i) aging schedules of the accounts receivable and accounts payable of the Company as of April 30, 2008; (ii) a list of the outstanding principal balance of and approximate accrued interest on all indebtedness (other than accounts payable), loans and/or notes payable of the Company as of April 30, 2008; (iii) a list of any leasehold or other contractual obligations of the Company to the Stockholder and/or any of his Affiliates on the date hereof; (iv) a list of all obligations of the Company guaranteed by the Stockholder and/or any of his Affiliates on the date hereof, and the terms of such guarantees (including, without limitation, the amounts of the underlying obligations); (v) a list reflecting the nature and amount of all obligations owed to the Company on the date hereof by the Stockholder and/or any of his Affiliates; and (vi) a list reflecting the nature and amount of all obligations owed by the Company on the date hereof to  the Stockholder and/or any of his Affiliates.  Wherever used in this Agreement, the term “Affiliate” means, as respects any person or entity, any other person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the first person or entity.

4.7    No Material Changes.  Except as set forth on Schedule 4.7, since March 31, 2008, (a) the business of the Company has been operated solely in the normal course, (b) there has been no material adverse change in the financial condition, operations or business of the Company from that reflected in the Financial Information, (c) the Company has not incurred any material obligation or liability or entered into any material transaction or commitment except in the normal course of business, and (d) there has not been any (i) declaration, setting aside or payment of any dividend, distribution or redemption payment with respect to any capital stock of the Company, (ii) increase in the rate of salary or compensation paid or payable by the Company to any employee, consultant or other person, other than in the ordinary course of business and consistent with past practices, (iii) forgiveness of any debt or obligation owed to the Company by the Stockholder and/or any of his Affiliates, (iv) other payment or consideration of any kind paid by the Company to the Stockholder and/or any of his Affiliates outside of the ordinary course of business, (v) damage, destruction or loss (whether covered by insurance or not) materially and adversely affecting the business, operations, assets or financial condition of the Company, or (vi) other event or condition arising from or out of the operation of the Company which has or may materially and adversely affect the business, operations, assets or financial condition of the Company.  The Company has not, since March 31, 2008, altered its practices with respect to payment of accounts payable, collection of accounts receivable or receiving prepayments for future services.

4.8    Tax Matters.

(a)    Except as set forth in Schedule 4.8 annexed hereto, the Company has, to the date hereof, filed all tax returns and tax reports required to be filed by the Company on or prior to the date hereof, and has paid (or set aside for payment, if not yet due and payable) all taxes, assessments and other impositions as and to the extent required by applicable law.  Without limitation of the foregoing, the Company has made all required filings and has made (or set aside, if not yet due and payable) all required payments to the date hereof in respect of franchise, sales, use, property, excise, payroll withholding and other taxes (including interest and penalties and including estimated tax installments as required), and there are no outstanding or pending claims, deficiencies or assessments with respect to any taxes, interest or penalties of the Company.

(b)    There are no audits pending with respect to any federal, state or local tax reports or tax returns of the Company, and no waiver of statutes of limitations have been given or requested with respect to any tax years or tax filings of the Company.

4.9    Title to the Assets.  The Company has and owns good and marketable title to all of its assets, free and clear of all liens, pledges, claims, security interests and encumbrances of every kind and nature (collectively, “Liens”) other than those Liens identified on Schedule 4.9 annexed hereto (which Liens secure only those obligations disclosed in Schedule 4.9).  All material items of machinery, equipment, vehicles and other fixed assets owned or leased by the Company are listed in Schedule 4.9, all of which are (except as set forth in Schedule 4.9) in good operating condition and repair (reasonable wear and tear excepted), are adequate for their use in the Company’s business as presently conducted, and are sufficient for the continued conduct of such business.

4.10    Accounts Receivable.  All accounts receivable reflected in the Financial Information, and all accounts receivable thereafter created or acquired by the Company, have arisen in the normal course of the Company’s business, and are subject to no counterclaims, set-offs, allowances or discounts of any kind.  The Stockholder has no knowledge of any asserted or allowed counterclaims, offsets, defenses, allowances or discounts of any kind against any of such accounts receivable, or any valid basis therefor.

4.11    Inventories.  The supplies and other inventories owned by the Company as reflected in the Financial Information, and all supplies and other inventories acquired subsequent to the date of the Financial Information, have been recorded at the lower of cost or market; and such supplies and other inventories are of a quality and quantity which are useable in the ordinary course of the Company’s business.

4.12    Real Property.

(a)    The Company does not own any real estate or any interest therein of any kind, except to the extent of the Company’s leasehold interests in and use and occupancy of its business premises pursuant to the lease agreements listed in Schedule 4.12 (collectively, the “Leases”).

(b)    The Company (and, to the best of the Stockholder’s knowledge, the respective landlords thereunder) is presently in compliance in all material respects with all of its obligations under the Leases, and the premises leased thereunder are in good condition (reasonable wear and tear excepted) and are adequate for the operation of the Company’s business as presently conducted.

(c)    The use of the premises under the Leases in the conduct of the Company’s business as presently conducted is not in violation of any applicable building code, zoning ordinance or other law or regulation, and the Company has not, during the two (2) year period prior to the date hereof, experienced any material interruption in the delivery of adequate quantities of any utilities or other public services required by the Company in the operation of its business.

4.13    Insurance Policies.  Schedule 4.13 annexed hereto contains a true and correct schedule of all insurance coverages held by the Company concerning its business and properties (including but not limited to professional liability insurance).  The Company has paid all premiums due and payable in respect of such insurance coverages, and all of such coverages are presently in full force and effect.

4.14    Permits and Licenses.  To the best of the Stockholder’s knowledge, (a) the Company possesses all required permits, licenses and/or franchises, from whatever governmental authorities or agencies (domestic and/or foreign) requiring the same and having jurisdiction over the Company, necessary in order to operate its business in the manner presently conducted, all of which permits, licenses and/or franchises are valid, current and in full force and effect, and (b) none of such permits, franchises or licenses will be voided, revoked or terminated, or voidable, revocable or terminable, upon and by reason of the Merger and the change of ownership of the Company pursuant to this Agreement.

4.15    Contracts and Commitments.

(a)    Schedule 4.15 annexed hereto lists all material contracts, leases, commitments, indentures and other agreements to which the Company is a party (collectively, “Material Contracts”), except that Schedule 4.15 need not list any such agreement that is listed on any other Schedule hereto, or was entered into in the ordinary course of the Company’s business and that, in any case:  (i) is for the purchase of supplies or other inventory items in the ordinary course of business; (ii) is related to the purchase or lease of any capital asset involving aggregate payments of less than $10,000 per annum; or (iii) may be terminated without penalty, premium or liability by the Company on not more than thirty (30) days’ prior written notice; provided, however, that Schedule 4.15 shall list any agreement between the Company (on the one hand) and any physicians or persons known to the Stockholder to be Affiliates of any physicians (on the other hand), regardless of the amount of payments called for or required thereunder.

(b)    Except as set forth in Schedule 4.15:  (i) all Material Contracts are in full force and effect; (ii) the Company and, to the best of the Stockholder’s knowledge, each other party thereto, is in compliance in all material respects with all of its obligations under the Material Contracts, and the Company has not received any notice that any Material Contract is in material breach or default or is now subject to any condition or event which has occurred and which, after notice or lapse of time or both, would constitute a material default by any party under any such contract, lease, agreement or commitment; and (iii) none of the Material Contracts will be voided, revoked or terminated, or voidable, revocable or terminable, upon and by reason of the Merger and the change of ownership of the Company pursuant to this Agreement.

(c)    To the best of the Stockholder’s knowledge, no purchase or lease commitment by the Company is materially in excess of the normal, ordinary and usual requirements of the business of the Company.

(d)    Except as set forth in Schedule 4.15 or in Schedule 4.17, the Company does not have any outstanding contracts with or commitments to officers, employees, physicians, technicians, agents, consultants or advisors that are not cancelable by the Company without penalty, premium or liability (for severance or otherwise) on less than thirty (30) days’ prior written notice.

4.16    Customers and Suppliers.  Neither the Company nor the Stockholder has received any written notice of any existing, announced or anticipated changes in the policies of any material clients, customers, referral sources or suppliers which will materially adversely affect the business presently being conducted by the Company.

4.17    Labor, Benefit and Employment Agreements.

(a)    Except as set forth in Schedule 4.17 annexed hereto, the Company is not a party to (i) any collective bargaining agreement or other labor agreement, or (ii) any agreement with respect to the employment or compensation of any non-hourly and/or non-union employee(s).  Schedule 4.17 sets forth the amount of all compensation or remuneration (including any discretionary bonuses) paid or payable by the Company during or with respect to the 2007 calendar year to employees or consultants who presently receive aggregate compensation or remuneration at an annual rate in excess of $50,000.

(b)    No union is now certified or, to the best of the Stockholder’s knowledge, claims to be certified as a collective bargaining agent to represent any employees of the Company, and there are no labor disputes existing or, to the best of the Stockholder’s knowledge, threatened, involving strikes, slowdowns, work stoppages, job actions or lockouts of any employees of the Company.

(c)    There are no unfair labor practice charges or petitions for election pending or being litigated before the National Labor Relations Board or any other federal or state labor commission relating to any employees of the Company.  Neither the Company nor the Stockholder has received any notice of any actual or alleged violation of any law, regulation, order or contract term affecting the collective bargaining rights of employees, equal opportunity in employment, or employee health, safety, welfare, or wages and hours.

(d)    With respect to any “multiemployer plan” (as defined in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) to which the Company has at any time been required to make contributions, the Company has not, at any time, suffered or caused any “complete withdrawal” or “partial withdrawal” (as such terms are respectively defined in Sections 4203 and 4205 of ERISA) therefrom on its part.

(e)    Except as disclosed in Schedule 4.17, the Company does not maintain, or have any liabilities or obligations of any kind with respect to, any bonus, deferred compensation, pension, profit sharing, retirement or other such benefit plan, or has any potential or contingent liability in respect of any actions or transactions relating to any such plan other than to make contributions thereto if, as and when due (prior to imposition of any interest or penalties) in respect of periods subsequent to the date hereof.  Without limitation of the foregoing, (i) the Company has made all required contributions to or in respect of any and all such benefit plans, (ii) no “accumulated funding deficiency” (as defined in Section 412 of the Code) has been incurred in respect of any of such benefit plans, and the present value of all accrued benefits thereunder does not, on the date hereof, exceed the assets of any such plan allocable to the accrued benefits thereunder, (iii) there has been no “prohibited transaction” (as defined in Section 4975 of the Code) with respect to any such plan, and no transaction which could give rise to any tax or penalty under Section 4975 of the Code or Section 502 of ERISA, and (iv) there has been no “reportable event” (within the meaning of Section 4043(b) of ERISA) with respect to any such plan.  All of such plans which constitute, are intended to constitute, or have been treated by the Company as “employee pension benefit plans” or other plans within Section 3 of ERISA have been determined by the Internal Revenue Service to be “qualified” under Section 401(a) of the Code, and have been administered and are in compliance with ERISA and the Code; and the Stockholder has no knowledge of any state of facts, conditions or occurrences such as would impair the “qualified” status of any of such plans.

(f)    Except for the group insurance programs listed in Schedule 4.17, the Company does not maintain any medical, health, life or other employee benefit insurance programs or any welfare plans (within the meaning of Section 3(1) of ERISA) for the benefit of any current or former employees, and, except as required by law, the Company does not have any liability, fixed or contingent, for health or medical benefits to any former employee.

4.18    Environmental Matters.

(a)    To the best of the Stockholder’s knowledge (after reasonable internal inquiry), and except as set forth on Schedule 4.18, (i) except for Hazardous Materials (as defined below) of the type and quantity that would typically be used by the Company in the ordinary course of business, no Hazardous Materials have been present at the Company’s business premises, (ii) no Release (as defined below) of any Hazardous Materials has occurred at, upon or under the Company’s business premises, (iii) the Company does not have any current contingent liability in connection with the Release of any Hazardous Materials into the indoor or outdoor environment (whether on-site or off-site), (iv) the Company is not, nor will it be, prior to the Closing Date, engaged in the generation, transportation, treatment, storage or disposal of Hazardous Materials, (v) the Company’s business premises do not now contain, nor in the past has contained, any perchloroethylene or other cleaning solvents and chemical agents used in the dry cleaning process, (vi) the Company is in material compliance with all Environmental Law (hereinafter defined) now in effect relating to Hazardous Materials and applicable to the Company’s business premises and its business operations, (vii) the Company has provided to the Buyer all environmental-related audits, studies, reports, analyses, and results of investigations in its possession that have been performed with respect to the Company’s business premises and (viii) the Company has not received any notice of writs, injunctions, decrees, orders or judgments outstanding, or suits, claims, actions, proceedings or investigations instituted or threatened under any Environmental Law applicable to the Company’s business premises.

(b)    As used in this Section 4.18, the term “Environmental Law” means any federal, state or local statute, regulation, ordinance, or rule of common law in any way relating to the protection of human health and safety or the environment including, without limitation, (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. §9601 et seq.) (“CERCLA”), (ii) the Hazardous Materials Transportation Act (49 U.S.C. App. §1801 et seq.), (iii) the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), (iv) the Clean Water Act (33 U.S.C. §1251 et seq.), (v) the Clean Air Act (42 U.S.C. §7401 et seq.), (vi) the Toxic Substance Control Act (15 U.S.C. §2601 et seq.), (vii) the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. §136 et seq.) and (viii) the Occupational Safety and Health Act (29 U.S.C. §651 et seq.), and the regulations promulgated pursuant thereto.

(c)    As used in this Section 4.18, the term “Hazardous Materials” means any substance, material or waste which is regulated by the United States, or any state or local governmental authority including, without limitation, perchloroethylene, petroleum and its by-products, asbestos, and any material or substance which is defined as a “hazardous waste,” “hazardous substance,” “hazardous material,” “restricted hazardous waste,” “industrial waste,” “solid waste,” “contaminant,” “pollutant,” “toxic waste” or “toxic substance” under any provision of Environmental Law.

(d)    As used in this Section 4.18, the term “Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into indoor or outdoor environment, or into or out of any property.

4.19    Legal Compliance.

(a)    Neither the Company nor the Stockholder has received any notice of default or violation, nor, to the best of the Stockholder’s knowledge, is the Company or any of its directors, officers or employees in default or violation, with respect to any judgment, order, writ, injunction, decree, demand or assessment issued by any court or any federal, state, local, municipal or other governmental agency, board, commission, bureau, instrumentality or department, domestic or foreign, relating to any aspect of the Company’s business, affairs, properties or assets.  Neither the Company nor the Stockholder has received notice of, been charged with, or, to the best of the Stockholder’s knowledge, is under investigation with respect to, any violation of any provision of any federal, state, local, municipal or other law or administrative rule or regulation, domestic or foreign, relating to any aspect of the Company’s business, affairs, properties or assets, which violation would have a material adverse effect on the Company, its business or any material portion of its assets.

(b)    Schedule 4.19 annexed hereto sets forth the date(s) of the last known audits or inspections (if any) of the Company conducted by or on behalf of the Environmental Protection Agency, the Occupational Safety and Health Administration, and/or any other governmental and/or quasi-governmental agency (federal, state and/or local).

4.20    Litigation.  Except as disclosed in Schedule 4.20 annexed hereto, there is no suit, action, arbitration, or legal, administrative or other proceeding, or governmental investigation (including, without limitation, any claim alleging the invalidity, infringement or interference of any patent, patent application, or rights thereunder owned or licensed by the Company) pending, or to the best knowledge of the Stockholder, threatened, by or against the Company or any of its assets or properties.  The Stockholder is not aware of any state of facts, events, conditions or occurrences which would properly constitute grounds for or the basis of any meritorious suit, action, arbitration, proceeding or investigation against or with respect to the Company.

4.21    Patents, Licenses and Trademarks.  Other than patent rights and other intellectual property rights related to equipment utilized by the Company in its business (none of which patent rights or intellectual property rights are owned by the Company and/or any of its directors, officers, Stockholder or employees), there are no patents, patent applications, copyright registrations or applications, trademark registrations or applications, or other intellectual property rights utilized in the business of the Company.

4.22    Transactions with Affiliates.  Except as set forth on Schedule 4.22, no material asset employed in the business of the Company is owned by, leased from or leased to the Stockholder, any of his Affiliates, members of their families or any partnership, corporation or trust for their benefit, or any other officer, director or employee of the Company or any Affiliate of the Company.

4.23    Bank Accounts.  Annexed hereto as Schedule 4.23 is a correct and complete list of all bank accounts and safe deposit boxes maintained by or on behalf of the Company, with indication of all persons having signatory, access or other authority with respect thereto.

4.24    Schedules Incorporated by Reference. The making of any recitation in any Schedule hereto shall be deemed to constitute a representation and warranty that such recitation is an accurate statement and disclosure of the information required by the corresponding Section(s) of this Agreement, as, to the extent, and subject to the qualifications and limitations, set forth in such corresponding Section(s).

4.25    Review of Disclosure Materials.  The Stockholder has received and reviewed those disclosure documents of the Parent described Section 5.7 below, and has received satisfactory answers to any and all questions which he has had regarding such disclosures.

4.26    Investment Representation.  The Stockholder will be acquiring his Parent Shares described in Section 2 above for his own account for investment, and not with a view to the resale or distribution thereof in violation of any applicable securities laws.

4.27    Disclosure and Duty of Inquiry.  The Buyer is not and will not be required to undertake any independent investigation to determine the truth, accuracy and completeness of the representations and warranties made by the Stockholder in this Agreement.

5.    REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE BUYER.

In connection with the Merger, and in order to induce the Company and the Stockholder to enter into this Agreement and to consummate the Merger, the Parent and the Buyer hereby jointly and severally represent and warrant to the Stockholder as follows:

5.1    Organization, Good Standing and Qualification.  The Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and the Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of California.  Each of the Parent and the Buyer has all necessary power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder, and to consummate the transactions contemplated hereby.

5.2    Authorization of Agreement.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by the Parent and the Buyer has been duly and validly authorized by the Board of Directors of the Parent, and by the Board of Directors and sole stockholder of the Buyer.  No further corporate authorization is required on the part of the Parent or the Buyer to consummate the transactions contemplated hereby.

5.3    Valid and Binding Agreement.  This Agreement constitutes the legal, valid and binding obligation of the Parent and the Buyer, enforceable against the Parent and the Buyer in accordance with its terms, except to the extent limited by bankruptcy, insolvency, reorganization and other laws affecting creditors’ rights generally, and except that the remedy of specific performance or similar equitable relief is available only at the discretion of the court before which enforcement is sought.

5.4    No Breach of Statute or Contract.  Neither the execution and delivery of this Agreement by the Parent and the Buyer, nor compliance with the terms and provisions of this Agreement on the part of the Parent and the Buyer, will: (a) violate any statute or regulation of any governmental authority, domestic or foreign, affecting the Parent or the Buyer; (b) require the issuance of any authorization, license, consent or approval of any federal or state governmental agency; or (c) conflict with or result in a breach of any of the terms, conditions or provisions of any judgment, order, injunction, decree, note, indenture, loan agreement or other agreement or instrument to which the Parent or the Buyer is a party, or by which the Parent or the Buyer is bound, or constitute a default thereunder.

5.5    Investment.  The Buyer will be acquiring the Stock for its own account for investment, and not with a view to the resale or distribution thereof in violation of any applicable securities laws.

5.6    Parent Shares.  When issued and delivered pursuant to Section 2 above, all of the Parent Shares issued hereunder shall have been duly authorized and validly issued, shall be fully paid and non-assessable, and shall eligible for resale under Rule 145 promulgated under the Securities Act of 1933, as amended.

5.7    Disclosure Materials.

(a)    All required filings by the Parent with the U.S. Securities and Exchange Commission (collectively, the “SEC Reports”) since May 14, 2007, have been filed within the applicable required time periods (or any extensions related thereto), complied in all material respects with all applicable requirements of law and rules and regulations thereunder, and at the time filed did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein and necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.  The Parent has not been required or requested to file any amendment or supplement to the SEC Reports which has not been filed prior to the date hereof.

(b)    The Parent has previously delivered to the Stockholder the Parent’s registration statement on Form SB-2 (No. 333-139689), effective May 14, 2007, annual reports on Form 10-KSB for the fiscal years ended September 30, 2006 and September 30, 2007, and quarterly reports on Form 10-QSB for the quarters ended December 31, 2007 and March 31, 2008; and the financial and other information contained therein is true, complete and correct in all material respects as of the dates thereof, in accordance with the disclosure requirements applicable thereto.  Since March 31, 2008, (a) there has been no material change in the capitalization of the Parent, (b) the business of the Parent and its subsidiaries have been operated in the normal course, and (c) there has been no material adverse change in the consolidated financial condition, operations or business of the Parent and its subsidiaries (taken as a consolidated whole) from that reflected in such reports.

5.8    Litigation.  Except as may be disclosed in the SEC Reports, there are (a) no continuing orders, injunctions or decrees of any court, arbitrator or governmental authority to which the Parent or the Buyer is a party or by which any of their properties or assets are bound, and (b) no actions, suits or proceedings pending or, to the best of the Parent’s and the Buyer’s knowledge, threatened against the Parent or the Buyer, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality, that in any case is reasonably likely, individually or in the aggregate, to have a material adverse effect on the consolidated financial condition or operations of the Parent and its subsidiaries (taken as a consolidated whole).

5.9    Disclosure and Duty of Inquiry.  The Stockholder is not and will not be required to undertake any independent investigation to determine the truth, accuracy and completeness of the representations and warranties made by the Parent and the Buyer in this Agreement.

6.    THE COMPANY’S OBLIGATIONS BEFORE THE CLOSING DATE.

The Company covenants and agrees that, from the date hereof until the Closing Date:

6.1    Access to Information.  The Company shall permit the Parent, the Buyer, and their counsel, accountants and other representatives, upon seventy-two (72) hours advance notice to the Company, during normal business hours and without undue disruption of the business of the Company, to have reasonable access to all properties, books, accounts, records, contracts, documents and information relating to the Company.  The Parent, the Buyer and their representatives shall also be permitted to freely consult with the Company’s counsel concerning the business of the Company.

6.2    SEC Filing.  In the event the Parent determines that it is required to file a current report on Form 8-K with the SEC in connection with this Agreement and the transactions contemplated hereby, the Stockholder will, and cause the Company to, make available to the Buyer such information as the Buyer shall reasonably request in connection with such report including, without limitation, all financial statements of the Company required for inclusion in such report.

6.3    Conduct of Business in Normal Course.  The Company shall carry on its business activities in substantially the same manner as heretofore conducted, and shall not make or institute any unusual or novel methods of service, sale, purchase, lease, management, accounting or operation that will vary materially from those methods used by the Company as of the date hereof, without in each instance obtaining the prior written consent of the Parent.

6.4    Preservation of Business and Relationships.  The Company shall make all commercially reasonable efforts, without making or incurring any unusual commitments or expenditures, to preserve its business organization intact, and to preserve its present relationships with referral sources, clients, customers, suppliers and others having business relationships with it.

6.5    Maintenance of Insurance.  The Company shall continue to carry its existing insurance, to the extent obtainable upon reasonable terms.

6.6    Corporate Matters.  The Company shall not, without the prior written consent of the Parent:

(a)    amend its Articles of Incorporation or By-laws;

(b)    issue any shares of the Company’s capital stock;

(c)    issue or create any warrants, rights, obligations, subscriptions, options, convertible securities or other commitments under which any additional shares of the Company’s capital stock might be directly or indirectly issued;

(d)    amend, cancel or modify any Material Contract or enter into any material new agreement, commitment or transaction except, in each instance, in the ordinary course of business;

(e)    pay, grant or authorize any salary increases or bonuses except in the ordinary course of business and consistent with past practice, or enter into any employment, consulting or management agreements;

(f)    modify in any material respect any material agreement to which the Company is a party or by which it may be bound, except in the ordinary course of business;

(g)    make any change in the Company’s management personnel;

(h)    except pursuant to commitments in effect on the date hereof (to the extent disclosed in this Agreement or in any Schedule hereto), make any capital expenditure(s) or commitment(s), whether by means of purchase, lease or otherwise, or any operating lease commitment(s), in excess of $10,000 in the aggregate;

(i)    except as set forth on Schedule 6.6(c), sell, assign or dispose of any capital asset(s) with a net book value in excess of $5,000 as to any one item or $10,000 in the aggregate;

(j)    materially change its method of collection of accounts or notes receivable, accelerate or slow its payment of accounts payable, or prepay any of its obligations or liabilities, other than prepayments to take advantage of trade discounts not otherwise inconsistent with or in excess of historical prepayment practices;

(k)    declare, pay, set aside or make any dividend(s) or other distribution(s) of cash or other property, or redeem any outstanding shares of the Company’s capital stock;

(l)    incur any liability or indebtedness except, in each instance, in the ordinary course of business;

(m)   subject any of the assets or properties of the Company to any further Liens or encumbrances;

(n)    forgive any liability or indebtedness owed to the Company by either of the Stockholder or any of their respective Affiliates; or

(o)    agree to do, or take any action in furtherance of, any of the foregoing.

7.    ADDITIONAL AGREEMENTS OF THE PARTIES.

7.1    Confidentiality.  Notwithstanding anything to the contrary contained in this Agreement, and subject only to any disclosure requirements which may be imposed upon the Parent or the Buyer under applicable state or federal securities or antitrust laws, it is expressly understood and agreed by the Parent and the Buyer that (i) this Agreement, the Schedules hereto, and the conversations, negotiations and transactions relating hereto and/or contemplated hereby, and (ii) all financial information, business records and other non-public information concerning the Company which the Parent, the Buyer or their representatives has received or may hereafter receive, shall, at all times prior to the Closing, be maintained in the strictest confidence by the Parent, the Buyer and their representatives, and shall not, prior to the Closing, be disclosed to any person that is not associated or affiliated with the Parent or the Buyer and involved in the transactions contemplated hereby, without the prior written approval of the Stockholder.  The parties hereto shall use their best efforts to avoid disclosure of any of the foregoing or undue disruption of any of the business operations or personnel of the Company.  In the event that the transactions contemplated hereby shall not be consummated for any reason, the Parent and the Buyer covenant and agree that neither they nor their representatives shall retain any documents, lists or other writings of the Company which they may have received or obtained in connection herewith or any documents incorporating any of the information contained in any of the same (all of which, and all copies thereof in the possession or control of the Parent, the Buyer or their representatives, shall be returned to the Company).

7.2    Exclusivity.  From the date hereof through any termination of this Agreement by the Company in accordance with Section 11 below, the Stockholder shall not, and the Company shall not (and shall not permit any of its officers, directors or affiliates to) negotiate with or enter into any other commitments, agreements or understandings with any person, firm or corporation (other than the Parent and its Affiliates) in respect of any sale of capital stock or assets of the Company, any merger, consolidation or corporate reorganization, or any other such transaction relating to the Company or any portion of its business.  The Company and the Stockholder will promptly notify the Buyer if any proposal or offer, or any inquiry or contact with any person with respect thereto, is made.

7.3    Employment Agreement.  On the Closing Date, the Surviving Corporation and the Stockholder shall execute and deliver to one another a three-year employment agreement in substantially the form of Exhibit D-1 annexed hereto.  Additionally, on such date, the Surviving Corporation and each of Jan Rector and Crissy Burkhart shall execute and deliver to one another a two-year employment agreement in substantially the forms of Exhibits D-2 and D-3 annexed hereto (the “Employment Agreements”).

7.4    Non-Competition and Non-Solicitation Agreement.  On the Closing Date, the Surviving Corporation and the Stockholder shall execute and deliver to one another a non-competition and non-disclosure agreement in substantially the form of Exhibit E annexed hereto (the “Non-Competition Agreement”).

7.5    Registration Rights Agreement.  On the Closing Date, the Parent and the Stockholder shall execute and deliver to one another a registration rights agreement in substantially the form of Exhibit F annexed hereto (the “Registration Rights Agreement”).

7.6    Additional Agreements and Instruments.  On or before the Closing Date, the Parent, the Buyer, the Company and the Stockholder shall execute, deliver and file the Articles of Merger and all exhibits, agreements, certificates, instruments and other documents, not inconsistent with the provisions of this Agreement, which, in the opinion of counsel to the parties hereto, shall reasonably be required to be executed, delivered and filed in order to consummate the Merger and the other transactions contemplated by this Agreement.

7.7    Non-Interference.  Neither the Parent, the Buyer, the Company nor the Stockholder shall knowingly cause to occur any act, event or condition which would cause any of their respective representations and warranties made in this Agreement to be or become untrue or incorrect in any material respect as of the Closing Date, or would interfere with, frustrate or render unreasonably expensive the satisfaction by the other party or parties of any of the conditions precedent set forth in Sections 8 and 9 below.

8.    CONDITIONS PRECEDENT TO THE PARENT’S AND THE BUYER’S PERFORMANCE.

In addition to the fulfillment of the parties’ agreements in Section 7 above, the obligations of the Parent and the Buyer to consummate the Merger and the other transactions contemplated by this Agreement are further subject to the satisfaction, at or before the Closing Date, of all the following conditions, any one or more of which may be waived in writing by the Parent and the Buyer:

8.1    Accuracy of Representations and Warranties.  All representations and warranties made by the Stockholder in this Agreement, in any Schedule(s) hereto, and/or in any written statement delivered to the Parent or the Buyer under this Agreement shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of that date.

8.2    Performance.  The Company and the Stockholder shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by them on or before the Closing Date.

8.3    Resolutions.  The Parent and the Buyer shall have received certified resolutions of the Board of Directors and the Stockholder of the Company, in form reasonably satisfactory to counsel for the Parent and the Buyer, authorizing the Company’s execution, delivery and performance of this Agreement and the Merger, and all actions to be taken by the Company hereunder.

8.4    Opinion of Counsel.  The Parent and the Buyer shall have received the favorable opinion of Woolf, McClane, Bright, Allen & Carpenter, PLLC, counsel to the Company and the Stockholder, as to such matters of Tennessee law incidental to the transactions contemplated hereby as may reasonably be requested by the Parent, the Buyer and their counsel.

8.5    Absence of Litigation.  No action, suit or proceeding by or before any court or any governmental body or authority, against the Company or pertaining to the transactions contemplated by this Agreement or their consummation, shall be pending or threatened on the Closing Date, which action, suit or proceeding would, if determined adversely, have a material adverse effect on the Company, its business or any material portion of its assets, or impair the ability of the Stockholder to deliver in the Merger all of the Stock free and clear of all pledges, liens, claims, charges, options, calls, encumbrances, restrictions and assessments whatsoever (except any restrictions which may be created by operation of state or federal securities laws).

8.6    Consents.  All necessary disclosures to and agreements and consents of (a) any parties to any Material Contracts and/or any licensing authorities which are material to the Company’s business (including, without limitation, the landlord under the Lease), and (b) any governmental authorities or agencies to the extent required in connection with the transactions contemplated by this Agreement, shall have been obtained and true and complete copies thereof delivered to the Buyer.

8.7    Store Real Estate Leases.  The Company shall have made arrangements, satisfactory to the Parent, to deliver all store real estate leases (and necessary assignments) under which the Company is a tenant to the Parent on materially the same financial and other terms that exist immediately prior to the Closing Date; and, without limitation of the foregoing, such real estate leases and/or any necessary assignments shall provide for a remaining term of no less than four (4) years as of the Closing Date, unless previously approved in writing by the Buyer.  The Stockholder shall pay for all assignment fees and any other costs associated with any such assignments.  Store real estate leases for (a) the Oak Ridge facility located at 1143 Oak Ridge Turnpike, Oak Ridge, Tennessee, and (b) the main plant/facility located at 7536 Taggart Lane, Knoxville, Tennessee, shall be executed prior to the Closing Date at current market conditions and rates.  Any modifications to existing or new real estate leases shall be subject to the prior review and written approval of the Buyer.

8.8    The Downtown Grind.  The Buyer and the Stockholder shall have made an arrangement, satisfactory to each of them, with respect to The Downtown Grind, a coffee shop operated within the Company’s leased facility located at 418 South Gay Street, Knoxville, Tennessee, which coffee shop is owned by the Stockholder, pursuant to which (i) the Buyer shall sublease from the Stockholder the space currently occupied by the Company’s dry cleaning operation located in such facility and (ii) the Stockholder shall agree to remain the primary tenant with respect to such space (until the end of the term of the current lease).

8.9    Settlement of Accounts.  All debts, liabilities and other monetary obligations (if any) owed to the Company by the Stockholder and/or any of his Affiliates shall have been fully paid to the Company, such that no such debts, liabilities or obligations shall be outstanding on the Closing Date.

8.10    Condition of Property.  Between the date of this Agreement and the Closing Date, assets of the Company having an aggregate fair market value of $10,000 or more shall not have been lost, destroyed or irreparably damaged by fire, flood, explosion, theft or any other cause, whether or not covered by insurance.

8.11    Stockholder Loan.  The Parent and the Buyer shall have received evidence reasonably satisfactory to them that the Stockholder has unconditionally and irrevocably converted to a capital contribution to the Company that certain loan in the principal amount of $134,057.67 made by the Stockholder to the Company.

8.12    Execution and Delivery of Exhibits.  On or before the Closing Date, (a) the Company shall have executed and delivered to the Buyer the Articles of Merger, and (b) the Stockholder, Ms. Rector and Ms. Burkhart shall each have executed and delivered to the Surviving Corporation their respective Employment Agreement and the Non-Competition Agreement.

8.13    Proceedings and Instruments Satisfactory.  All proceedings, corporate or other, to be taken in connection with the transactions contemplated by this Agreement, and all documents incidental thereto, shall be reasonably satisfactory in form and substance to the Parent, the Buyer and their counsel.  The Company shall have submitted to the Buyer or its representatives for examination the originals or true and correct copies of all records and documents relating to the business and affairs of the Company which the Buyer may have requested in connection with said transactions.

9.    CONDITIONS PRECEDENT TO THE COMPANY’S AND THE STOCKHOLDER’S PERFORMANCE.

In addition to the fulfillment of the parties’ agreements in Section 7 above, the obligations of the Company and the Stockholder to consummate the Merger and the other transactions contemplated by this Agreement are further subject to the satisfaction, at or before the Closing Date, of all of the following conditions, any one or more of which may be waived in writing by the Company and the Stockholder:

9.1    Accuracy of Representations and Warranties.  All representations and warranties made by the Parent and the Buyer in this Agreement and/or in any written statement delivered by the Parent or the Buyer under this Agreement shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of that date.

9.2    Performance.  The Parent and the Buyer shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Parent or the Buyer on or before the Closing Date.

9.3    Resolutions.  The Stockholder shall have received certified resolutions of the Board of Directors and sole stockholder of the Buyer and of the Board of Directors of the Parent, in form reasonably satisfactory to counsel for the Stockholder, authorizing the Merger and the Parent’s and the Buyer’s execution, delivery and performance of this Agreement and all actions to be taken by the Parent and the Buyer hereunder.

9.4    Opinion of Counsel.  The Stockholder shall have received the favorable opinion of Greenberg Traurig, LLP, counsel to the Parent and the Buyer, as to such matters incident to the transactions contemplated hereby as may reasonably be requested by the Stockholder and his counsel.

9.5    Execution and Delivery of Exhibits.  The Buyer shall have executed and delivered to the Company the Articles of Merger, the Surviving Corporation shall have executed and delivered to each of the Stockholder, Ms. Rector and Ms. Burkhart their respective Employment Agreement and to the Stockholder the Non-Competition Agreement, and the Parent shall have executed and delivered to the Stockholder the Registration Rights Agreement.

9.6    Proceedings and Instruments Satisfactory.  All proceedings to be taken in connection with the transactions contemplated by this Agreement, and all documents incidental thereto, shall be reasonably satisfactory in form and substance to the Stockholder and his counsel.

10.    CLOSING.

10.1    Place and Date of Closing.  Unless this Agreement shall be terminated pursuant to Section 11 below, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at offices of Greenberg Traurig, LLP, The Met Life Building, 200 Park Avenue, New York, New York, or at such other location as is agreed to between the parties, at 10:00 a.m., local time, on such date (not later than June 30, 2008) as may be reasonably agreeable to all parties  (the date of the Closing being referred to in this Agreement as the “Closing Date”).  The Parties agree that the Closing may be conducted by telephone and electronic mail, and that document signatures may be delivered at or prior to Closing by FedEx (or comparable overnight carrier), fax or electronic mail, and that no party is required by this Agreement to be physically present for the Closing.

10.2    Actions at Closing.  On the Closing Date, simultaneous with the Closing, the Buyer and the Company shall file or cause to be filed the Articles of Merger with the Secretary of State of the State of Tennessee and the State of California.  At the Closing, there shall be made, by all necessary and appropriate persons, all payments and deliveries stated in this Agreement to be made at the Closing and/or on or prior to the Closing Date.

11.    TERMINATION OF AGREEMENT.

11.1    General.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:  (a) by the mutual written consent of the Company, the Stockholder, the Buyer and the Parent; (b) by the Buyer and the Parent, or by the Company and the Stockholder, if:  (i) a material breach shall exist with respect to the written representations and warranties made by the other party or parties, as the case may be, (ii) the other party or parties, as the case may be, shall take any action prohibited by this Agreement, if such actions shall or may have a material adverse effect on the Company and/or the transactions contemplated hereby, (iii) the other party or parties, as the case may be, shall not have furnished, upon reasonable notice therefor, such certificates and documents required in connection with the transactions contemplated hereby and matters incidental thereto as it or they shall have agreed to furnish, and it is reasonably unlikely that the other party or parties will be able to furnish such item(s) prior to the Outside Closing Date specified below, or (iv) any consent of any third party to the transactions contemplated hereby (whether or not the necessity of which is disclosed herein or in any Schedule hereto) is reasonably necessary to prevent a default under any outstanding material obligation of the Parent, the Buyer, the Stockholder or the Company, and such consent is not obtainable without material cost or penalty (unless the party or parties not seeking to terminate this Agreement agrees or agree to pay such cost or penalty); or (c) by the Buyer and the Parent, or by the Company and the Stockholder, at any time on or after June 30, 2008 (the “Outside Closing Date”), if the transactions contemplated hereby shall not have been consummated prior thereto, and the party directing termination shall not then be in breach or default of any obligations imposed upon such party by this Agreement.

11.2    Effect of Termination.  In the event of termination of this Agreement pursuant to this Section 11, no party to this Agreement shall have any further liability to the other, except as provided in Section 7.1 above.  In the event of termination by either party as above provided in this Section 11, prompt written notice shall be given to the other party.

12.    INDEMNIFICATION.

12.1    General.

(a)    From and after the Closing, the Stockholder shall defend, indemnify and hold harmless the Parent and the Buyer from, against and in respect of any and all claims, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties and reasonable attorneys’ fees, that the Parent or the Buyer may incur, sustain or suffer (collectively, the “Losses”) as a result of any breach of, or any inaccuracy, in any representation or warranty of the Stockholder or the Company, or any breach or failure by the Stockholder or the Company to perform any of the covenants or agreements of the Stockholder or the Company, in each case contained in this Agreement or in any Schedule(s) furnished by or on behalf of the Stockholder under this Agreement.

(b)    From and after the Closing, the Parent and the Buyer shall jointly and severally defend, indemnify and hold harmless the Stockholder from, against and in respect of any Losses that the Stockholder may incur, sustain or suffer as a result of any breach of, or any inaccuracy, in any representation or warranty of the Parent or the Buyer, or any breach or failure by the Parent or the Buyer to perform any of the covenants or agreements of the Parent or the Buyer contained in this Agreement.

12.2    Limitations on Certain Indemnity.

(a)    Notwithstanding any other provision of this Agreement to the contrary, except with respect to any Losses involving proven fraud by the Stockholder, the Stockholder shall not be liable to the Parent or the Buyer with respect to Losses unless and until, and then only to the extent that, the aggregate amount of all Losses incurred by the Parent and/or the Buyer and not paid for by applicable insurance shall exceed the sum of $25,000 (the “Basket”).  The Stockholder shall thereafter be liable for all Losses in excess of the Basket, subject thereafter to the limitations set forth in Section 12.2(b) below.

(b)    Except with respect to any Losses involving proven fraud by the Stockholder, the Stockholder shall not be required, in the aggregate, to pay indemnification hereunder with respect to (i) Losses arising from or relating to the representations and warranties contained in Section 4.18 (Environmental Matters) in an aggregate amount in excess of the Merger Consideration received and/or receivable by him pursuant to Section 2 above or (ii) any other indemnified Losses in an aggregate amount in excess of $2,000,000, provided that in no event shall the aggregate indemnification liability of the Stockholder under this Section 12 exceed the Merger Consideration received and/or receivable by him pursuant to Section 2 above.  For purposes hereof, the Parent Shares shall be valued at the same value per share utilized for purposes of Section 2.1(a)(i) above, as the case may be (subject to arithmetic adjustment in the event of any stock split, stock dividend, recapitalization or other such event which may occur at any time or from time to time after the Closing Date with respect to such common stock), and the Stockholder shall have the right to satisfy all or any portion of his indemnification obligations by tendering to the Parent or the Buyer a number of Parent Shares having a value (determined as aforesaid) equal to the amount of the subject indemnification claim being satisfied in such manner.

(c)    Notwithstanding any other provision of this Agreement to the contrary, except with respect to any Losses involving proven fraud by the Parent or the Buyer, the Parent or the Buyer, taken together, shall not be liable to the Stockholder with respect to Losses unless and until, and then only to the extent that, the aggregate amount of all Losses incurred by the Stockholder shall exceed the sum of the Basket.  The Parent or the Buyer shall thereafter be jointly and severally liable for all Losses in excess of the Basket, subject thereafter to the limitations set forth in Section 12.2(d) below.

(d)    Except with respect to any Losses involving proven fraud by the Parent or the Buyer, the Parent or the Buyer, taken together, shall not be required, in the aggregate, to pay indemnification hereunder in an aggregate amount in excess of the Merger Consideration paid and/or payable by Buyer pursuant to Section 2 above.

(e)    The Parent and the Buyer shall be entitled to indemnification by the Stockholder for Losses only in respect of claims for which notice of claim shall have been given to the Stockholder on or before the date that is 18 months after the Closing Date, or, with respect to Losses relating to a breach of any warranties under Sections 4.8 and 4.18, the expiration of the final statute of limitations for those tax returns or tax reports and environmental matters covered by the warranties under Sections 4.8 and 4.18 above; provided, however, that the Buyer shall not be entitled to indemnification hereunder in the event that the subject claim for indemnification relates to a third-party claim and the Buyer delayed giving notice thereof to the Stockholder to such an extent as to cause material prejudice to the defense of such third-party claim.

12.3    Claims for Indemnity.  Whenever a claim shall arise for which any party shall be entitled to indemnification hereunder, the indemnified party shall notify the indemnifying party in writing within thirty (30) days of the indemnified party’s first receipt of notice of, or the indemnified party’s obtaining actual knowledge of, such claim, and in any event within such shorter period as may be necessary for the indemnifying party or parties to take appropriate action to resist such claim.  Such notice shall specify all facts known to the indemnified party giving rise to such indemnity rights and shall estimate (to the extent reasonably possible) the amount of potential liability arising therefrom.  If the indemnifying party shall be duly notified of such dispute, the parties shall attempt to settle and compromise the same or may agree to submit the same to arbitration or, if unable or unwilling to do any of the foregoing, such dispute shall be settled by appropriate litigation, and any rights of indemnification established by reason of such settlement, compromise, arbitration or litigation shall promptly thereafter be paid and satisfied by those indemnifying parties obligated to make indemnification hereunder.

12.4    Right to Defend.  If the facts giving rise to any claim for indemnification shall involve any actual or threatened action or demand by any third party against the indemnified party or any of its Affiliates, the indemnifying party or parties shall be entitled (without prejudice to the indemnified party’s right to participate at its own expense through counsel of its own choosing), at their expense and through a single counsel of their own choosing, to defend or prosecute such claim in the name of the indemnifying party or parties, or any of them, or if necessary, in the name of the indemnified party.  In any event, the indemnified party shall give the indemnifying party advance written notice of any proposed compromise or settlement of any such claim.  If the remedy sought in any such action or demand is solely money damages, the indemnifying party shall have fifteen (15) days after receipt of such notice of settlement to object to the proposed compromise or settlement, and if it does so object, the indemnifying party shall be required to undertake, conduct and control, though counsel of its own choosing and at its sole expense, the settlement or defense thereof, and the indemnified party shall cooperate with the indemnifying party in connection therewith.

13.    POST-CLOSING EVENTS.

13.1    Bank Accounts. Upon the consummation of the transactions pursuant to this Agreement, the Stockholder shall cooperate with the Buyer to promptly modify to the Buyer’s satisfaction the signatory and access arrangements for all bank accounts and safe deposit boxes maintained by or in the name of the Company.

13.2    Guaranteed Obligations.  To the extent that the Buyer does not, at the time of Closing, pay or discharge any Company leases or Company obligations guaranteed by the Stockholder and/or any of his Affiliates (as disclosed in part (iv) of Schedule 4.6(b)), or obtain written releases of the Stockholder and his Affiliates in respect of such guarantees, then (a) the Buyer shall defend, indemnify and hold harmless the Stockholder and his Affiliates from and against any claims or liabilities thereunder, and (b) the Buyer shall use its best efforts to promptly obtain written releases of the Stockholder and his Affiliates in respect of their guarantees of such leases or other obligations (provided that, to obtain such releases, the Buyer will not be required to incur any material expense or additional obligations other than providing its and/or the Parent’s guarantee of the subject leases or other obligations).  In the event that the Buyer has not obtained such written releases of the Stockholder and his Affiliates in respect of their guarantees of any indebtedness of the Company (including, without limitation, the Company’s indebtedness to Home Federal Bank of Tennessee) on or prior to the six (6) month anniversary of the Closing Date, the Buyer shall cause the Company to promptly repay such indebtedness in full.

13.3    Accounts Receivable.  Accounts receivable aged over 60 days as of the Closing which are collected by the Buyer following the Closing shall be paid to the Stockholder within 14 business days of collection, at Stockholder’s address set forth at Section 16.2 below.

13.4    Further Assurances.  From time to time from and after the date hereof, the parties will execute and deliver to one another any and all further agreements, instruments, certificates and other documents as may reasonably be requested by any other party in order more fully to consummate the transactions contemplated hereby, and to effect an orderly transition of the business being acquired by the Buyer hereunder.

14.    COSTS.

14.1    Finder’s or Broker’s Fees.  Each of the Buyer and the Stockholder represents and warrants that neither it nor any of its Affiliates have dealt with any broker or finder in connection with any of the transactions contemplated by this Agreement, and no broker or other person is entitled to any commission or finder’s fee in connection with any of these transactions.

14.2    Expenses.  The Parent, the Buyer and the Stockholder shall each pay all costs and expenses incurred or to be incurred by them, respectively, in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

15.    FORM OF AGREEMENT.

15.1    Effect of Headings.  The Section headings used in this Agreement and the titles of the Schedules hereto are included for purposes of convenience only, and shall not affect the construction or interpretation of any of the provisions hereof or of the information set forth in such Schedules.

15.2    Entire Agreement; Waivers.  This Agreement and the other agreements and instruments referred to herein constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior agreements or understandings as to such subject matter.  No party hereto has made any representation or warranty or given any covenant to the other except as set forth in this Agreement, the Schedules hereto, and the other agreements and instruments referred to herein.  No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.  No waiver shall be binding unless executed in writing by the party making the waiver.

15.3    Counterparts.  This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

16.    PARTIES.

16.1    Parties in Interest.  Nothing in this Agreement, whether expressed or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligations or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over or against any party to this Agreement.

16.2    Notices.  All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service or telecopy if served personally on the party to whom notice is to be given or telecopied to such party at its telecopier number indicated below, on the day after the delivery thereof to a recognized overnight courier service for next-day delivery with all charges prepaid or billed to the account of the sender, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

(a)    If to the Stockholder:

C. Edward Mannis
3835 Kingston Pike
Knoxville, Tennessee 37919
E-Mail: emannis359@aol.com

with a copy sent concurrently to:

Woolf, McClane, Bright,
Allen & Carpenter, PLLC
900 S. Gay Street, Suite 900
Knoxville, Tennessee 37902
Attention: Dennis R. McClane, Esq.
Fax No. (865) 215-1001
E-Mail: dmcclane@wmbac.com

(b)   If to the Company:

Prestige Cleaners, Inc.
7536 Taggart Lane
Knoxville, Tennessee 37938
Attention: C. Edward Mannis
Fax No.: (865) 938-7707
E-Mail: emannis@prestigecleanersinc.net

with a copy sent concurrently to:

Woolf, McClane, Bright,
Allen & Carpenter, PLLC
900 S. Gay Street, Suite 900
Knoxville, Tennessee 37902
Attention: Dennis R. McClane, Esq.
Fax No. (865) 215-1001
E-Mail: dmcclane@wmbac.com

(c)   If to the Buyer or Parent:

U.S. Dry Cleaning Corporation
4040 MacArthur Boulevard, Suite 305
Newport Beach, California 92660
Attention: Mr. Robbie Lee, Chief Executive Officer
Fax No.:(949) 863-9657
E-Mail: robbie@usdrycleaning.com

with a copy (which shall not constitute notice) sent concurrently to:

Greenberg Traurig, L.P.
The MetLife Building
200 Park Avenue, 15th Floor
New York, New York 10166
Attention: Spencer G. Feldman, Esq.
Fax No.:  (212) 801-6400
E-Mail:  feldmans@gtlaw.com

or to such other address or facsimile number as either party shall have specified by notice in writing given to the other party.

17.    MISCELLANEOUS.

17.1    Amendments and Modifications.  No amendment or modification of this Agreement or any Schedule hereto shall be valid unless made in writing and signed by the party to be charged therewith.

17.2    Non-Assignability; Binding Effect.  Neither this Agreement, nor any of the rights or obligations of the parties hereunder, shall be assignable by any party hereto without the prior written consent of all other parties hereto, provided that the Buyer may, at any time and from time to time, without requirement of any consent from the Stockholder, assign any and all of its rights and remedies for indemnification hereunder to any financial institution(s) providing financing to the Buyer from time to time.  Otherwise, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns.

17.3    Governing Law; Jurisdiction.  This Agreement shall be construed and interpreted and the rights granted herein governed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed wholly within such State.  Except as otherwise provided in Section 12.3 above, and/or in respect of any claim for specific performance or other equitable relief, any claim, dispute or controversy arising under or in connection with this Agreement or any actual or alleged breach hereof shall be settled exclusively by arbitration to be held before a single arbitrator in Dover, Delaware, or in any other locale or venue as legal jurisdiction may otherwise be had over the party against whom the proceeding is commenced, in accordance with the commercial arbitration rules of the American Arbitration Association then obtaining.  As part of his or her award, the arbitrator shall make a fair allocation of the fee of the American Arbitration Association, the cost of any transcript, and the parties’ reasonable attorneys’ fees, taking into account the merits and good faith of the parties’ claims and defenses.  Judgment may be entered on the award so rendered in any court having jurisdiction.  Any process or other papers hereunder may be served by registered or certified mail, return receipt requested, or by personal service, provided that a reasonable time for appearance or response is allowed.

17.4    Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

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IN WITNESS WHEREOF, the parties have executed this Agreement on and as of the date first set forth above.

Parent:	U.S. DRY CLEANING CORPORATION

By: /s/ Robert Y. Lee
Robert Y. Lee, Chief Executive Officer

Buyer:	USDC-TENNESSEE, INC.

By: /s/ Robert Y. Lee
Robert Y. Lee, President

Company:	PRESTIGE CLEANERS, INC.

By: /s/ C. Edward Mannis
C. Edward Mannis, President

Stockholder:
/s/ C. Edward Mannis C. Edward Mannis